EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-128615, 333-107555, 333-101569, 333-86595, 333-65721, 333-40697, and 333-34677 on Form S-8 of our reports dated March 24, 2006, relating to the financial statements and financial statement schedules of Pacific Sunwear of California, Inc., and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Pacific Sunwear of California, Inc. for the year ended January 28, 2006.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
March 24, 2006